Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Corebridge Financial, Inc. of our report dated March 10, 2022, except for the effects of the stock split discussed in Note 16 to the consolidated financial statements, as to which the date is September 6, 2022, relating to the financial statements and financial statement schedules, which appears in Amendment No. 6 to the Registration Statement on Form S-1 (No. 333-263898) of Corebridge Financial, Inc. We also consent to the reference to us under the heading “Experts”, in Amendment No. 6 to the Registration Statement on Form S-1 (No. 333-263898) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, NY
September 14, 2022